Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Marathon Digital Holdings, Inc. on Form S-3 (File Nos. 333-241688, 333-251309, 333-252053 and 333-262656) and Form S-8 (File Nos.333-239565, 333-252950, and 333-258928) of our report dated March 16, 2023, with respect to our audits of the consolidated financial statements of Marathon Digital Holdings, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 and our report dated March 16, 2023 with respect to our audit of internal control over financial reporting of Marathon Digital Holdings, Inc. as of December 31, 2022, which reports are included in this Annual Report on Form 10-K of Marathon Digital Holdings, Inc. for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a restatement of previously issued financial statements and a change in the accounting for crypto lending arrangements.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
March 16, 2023